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                                                                   EXHIBIT 99(B)


                                IRREVOCABLE PROXY

                        ACTIVE LINK COMMUNICATIONS, INC.

                       PROXY FOR MEETINGS OF SHAREHOLDERS

         The undersigned, James M. Ciccarelli ("Ciccarelli") hereby appoints Timothy Ells as his proxy and attorney-in-fact, with full power of substitution (the "Proxy") to vote the 1,030,000 shares of common stock (the "Shares") of Active Link Communications, Inc., a Colorado corporation (the "Company"), owned by Ciccarelli, with all of the powers which the undersigned would possess if personally present at any and all meetings of shareholders of the Company or any adjournment thereof. This Proxy shall expire upon October 18, 2002.

         Ciccarelli agrees that at any time, and from time to time, upon the request of the Proxy, he promptly will execute and deliver such further documents and do such further acts and things as Proxy may request in order to effect fully the purposes of this appointment of proxy.

         This Proxy is executed and delivered in connection with the merger contemplated by the Company's subsidiary, ALCI Acquisition Corp., with and into Mobility Concepts, Inc. (the "Merger"). During the period from the date hereof through October 18, 2002, Ciccarelli hereby agrees that he will not, directly or indirectly, sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to parents, siblings, spouses or lineal descendents or a trust for any of the foregoing who agree to these restrictions) any of the Shares. From and after October 18, 2002, Ciccarelli may make transfers of the Shares for valid consideration. This Proxy shall not apply to the Shares transferred by Ciccarelli for valid consideration after October 18, 2002.

         Ciccarelli acknowledges and agrees (a) that this Irrevocable Proxy is coupled with an interest and is irrevocable, (b) that the Company shall not be required to recognize any writing from Ciccarelli purporting to revoke the foregoing appointment and (c) to save, defend and indemnify the Proxy from and against any and all claims arising out of or in connection with the foregoing appointment of the Proxy. Ciccarelli also acknowledges and agrees that any attempted revocation of the foregoing appointment of the Proxy shall cause irreparable harm and that this appointment and the agreements of Ciccarelli contained herein may, in addition to all other rights and remedies available at law or in equity, be enforced by injunction or specific performance without the necessity of any bond.

         This Irrevocable Proxy is to be governed by, and construed in accordance with, the laws of the State of Colorado.

Date: October 18, 2001
                                             /s/ James M. Ciccarelli
                                            ------------------------------------
                                                 James M. Ciccarelli

AGREED AND ACCEPTED:

 /s/ Timothy A. Ells
--------------------------
Timothy Ells




                                    EXHIBIT B
                                (to the Form 13D)
                                       B-1